Exhibit 2.1
SHARE EXCHANGE AGREEMENT
THIS SHARE EXCHANGE AGREEMENT, dated as of January 7, 2011 (this “Agreement”), is entered into on January 18, 2011 by and among Iveda Solutions, Inc., a Nevada corporation (“Iveda”), Sole-Vision Technologies, Inc. (doing business as MegaSys), a corporation organized under the laws of the Republic of China (“MegaSys”) and the shareholders of MegaSys identified on Exhibit A and the signature pages hereto (“MegaSys Shareholders”).
RECITALS
A. The MegaSys Shareholders hold 100% of the total issued and outstanding shares of MegaSys.
B. Each of the boards of directors of Iveda and MegaSys have deemed it advisable and in the best interests of each corporation and its respective stockholders or shareholders that Iveda acquire MegaSys in order to advance the long-term business interests of Iveda and MegaSys.
C. The acquisition of MegaSys shall be effected according to the terms, but subject to the conditions, set forth in this Agreement through a transaction pursuant to which, among other things, (i) Iveda will acquire 100% of the issued and outstanding shares of MegaSys common stock (the “MegaSys Common Stock”) in exchange for the issuance of common stock of Iveda (“Iveda Common Stock”) to the MegaSys Shareholders (the “Exchange”), and (ii) MegaSys will become a wholly owned subsidiary of Iveda.
D. This Agreement has been adopted and approved by the respective boards of directors of Iveda and MegaSys.
NOW, THEREFORE, in consideration of the foregoing recitals and the respective representations, warranties, covenants and agreements set forth below, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I.
THE SHARE EXCHANGE
Section 1.1 Effective Time of the Exchange.
(a) Subject to the terms and conditions of this Agreement, and unless this Agreement shall have been terminated pursuant to ARTICLE VII, the Exchange shall become effective upon the completion of the Closing (the “Effective Time”).
Section 1.2 Closing. The closing of the Exchange (the “Closing”) will take place at 10:00 a.m., Pacific time, on a date (the “Closing Date”) to be specified by Iveda and MegaSys, which shall be no later than the second business day after satisfaction or waiver of the latest to occur of the conditions set forth in ARTICLE VI, at the offices of K&L Gates, located at 925 Fourth Avenue, Suite 2900, Seattle, WA 98104 unless another date, time or place is agreed to in writing by Iveda and MegaSys.

Section 1.3 The Exchange. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the MegaSys Shareholders shall sell, assign, transfer, convey and deliver to Iveda, 100% of the total issued and outstanding shares of MegaSys Common Stock, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description. In consideration for the transfer of such securities by the MegaSys Shareholders, at the Closing Date, against delivery by MegaSys Shareholders to Iveda of (i) the share certificates representing all of the MegaSys Common Stock, duly endorsed for transfer to Iveda and (ii) a sum in cash equal to the securities transaction tax that Iveda is required to withhold for the MegaSys Shareholders’ sale of MegaSys Common Stock, Iveda shall issue to the MegaSys Shareholders an aggregate of 3,700,000 shares of Iveda Common Stock in exchange for 2,900,000 shares of MegaSys Common Stock, being all of the issued and outstanding shares of MedaSys Common Stock. The exchange ratio between MegasSys Common Stock and Iveda Common Stock shall be 1:1.2758. The number of shares of Iveda Common Stock issuable to each MegaSys Shareholder immediately at Closing are identified in Exhibit A.
All shares of Iveda Common Stock, , issuable pursuant to this Agreement constitute “restricted securities” for purposes of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), and each certificate representing such shares shall, until such time that the shares are not so restricted under the Securities Act, bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities laws or otherwise, if any):
“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS REGISTERED UNDER THE ACT OR UNLESS AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE.”
ARTICLE II.
REPRESENTATIONS AND WARRANTIES OF MEGASYS
AND THE MEGASYS SHAREHOLDERS
MegaSys and the MegaSys Shareholders jointly and severally represent and warrant to Iveda that the statements contained in this ARTICLE II are true and correct, except as expressly set forth in the disclosure schedule delivered by MegaSys and the MegaSys Shareholders to Iveda on or before the date of this Agreement (the “MegaSys Disclosure Schedule”). The MegaSys Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this ARTICLE II. As used in this Agreement, the word “Subsidiary” means, with respect to any other party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or a majority of the profit interests in such other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

Section 2.1 Organization of MegaSys. MegaSys is a corporation duly organized and validly existing under the laws of the Republic of China (“ROC”), has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted, and is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of its business or ownership or leasing of properties makes such qualification or licensing necessary and where the failure to be so qualified or licensed could reasonably be expected to result in a material adverse effect on the business, assets (including intangible assets), liabilities, condition (financial or otherwise), property or results of operations (a “Material Adverse Effect”) of MegaSys. The MegaSys Disclosure Schedule contains a true and complete listing of the locations of all sales offices, development facilities, and any other offices or facilities of MegaSys and a true and complete list of all states and countries in which MegaSys maintains any employees. The MegaSys Disclosure Schedule contains a true and complete list of all states and countries in which MegaSys is duly qualified or licensed to transact business as a foreign corporation.
Section 2.2 Capitalization
(a) The authorized capital stock of MegaSys (the authorized MegaSys Capital Stock) consists of 6,000,000 shares of MegaSys Common Stock (the “MegaSys Common Stock”). As of the date hereof, (i) 2,900,000 shares of MegaSys Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, and (ii) no shares of MegaSys Common Stock are held in the treasury of MegaSys. As of the date hereof, the outstanding shares of MegaSys Common Stock are owned as set forth in Schedule 2.2 of the MegaSys Disclosure Schedule. Schedule 2.2 of the MegaSys Disclosure Schedule also provides an accurate and complete description of the terms of each purchase or repurchase option, right of first refusal or similar agreement to which any shares of the MegaSys Common Stock is subject.
(b) There are no options, warrants or other rights, agreements, arrangements or commitments of any character, whether or not contingent, relating to the issued or unissued capital stock of MegaSys or obligating MegaSys to issue or sell any share of capital stock of, or other equity interest in, MegaSys.
(c) MegaSys does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of MegaSys on any matter.

(d) All of the securities offered, sold or issued by MegaSys (i) have been offered, sold or issued in compliance with the requirements of all applicable securities laws and (ii) are not subject to any preemptive right, right of first refusal, right of first offer or right of rescission.
(e) Except as set forth in Schedule 2.2 of the MegaSys Disclosure Schedule, MegaSys has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of MegaSys or any Subsidiary, other than unvested securities in the ordinary course upon termination of employment or consultancy. There are no outstanding contractual obligations of MegaSys to repurchase, redeem or otherwise acquire any share of capital stock of, or other equity interest in, MegaSys. There are no shareholder agreements, voting trusts or other agreements or understandings to which MegaSys is a party, or of which MegaSys is aware, that (i) relate to the voting, registration or disposition of any securities of MegaSys, (ii) grant to any person or group of persons the right to elect, or designate or nominate for election, a director to the board of directors of MegaSys, or (iii) grant to any person or group of persons information rights.
Section 2.3 Authority; No Conflict; Required Filings and Consents.
(a) MegaSys has all requisite corporate power and authority to enter into this Agreement and all Transaction Documents to which it is or will become a party and to consummate the transactions contemplated in this Agreement and such Transaction Documents. The execution and delivery of this Agreement and such Transaction Documents and the consummation of the transactions contemplated in this Agreement and such Transaction Documents have been duly authorized by all necessary corporate action on the part of MegaSys. This Agreement has been and such Transaction Documents have been or, to the extent not executed by MegaSys as of the date hereof, will be duly executed and delivered by MegaSys. This Agreement and each of the Transaction Documents to which MegaSys is a party constitutes, and each of the Transaction Documents to which MegaSys will become a party, when executed and delivered by MegaSys, will constitute, assuming the due authorization, execution and delivery by the other parties hereto and thereto, the valid and binding obligation of MegaSys, enforceable by Iveda against MegaSys in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity. For purposes of this Agreement, “Transaction Documents” means all documents or agreements required to be delivered by any party under this Agreement.
(b) The MegaSys Shareholders have all requisite power and authority to enter into this Agreement and all Transaction Documents to which they are or will become a party and to consummate the transactions contemplated in this Agreement and such Transaction Documents. This Agreement has been and such Transaction Documents have been or, to the extent not executed by the MegaSys Shareholders as of the date hereof, will be duly executed and delivered by the MegaSys Shareholders. This Agreement and each of the Transaction Documents to which the MegaSys Shareholders are a party constitute, and each of the Transaction Documents to which the MegaSys Shareholders will become a party, when executed and delivered by the MegaSys Shareholders, will constitute, assuming the due authorization, execution and delivery by the other parties hereto and thereto, the valid and binding obligation of the MegaSys Shareholders, enforceable by Iveda against the MegaSys Shareholders in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

(c) The execution and delivery by MegaSys of this Agreement and the Transaction Documents to which it is or will become a party does not, and the consummation of the transactions contemplated in this Agreement and the Transaction Documents to which it is or will become a party will not, (i) conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws of MegaSys, each as amended to date (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which MegaSys is a party or by which it or any of its properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to MegaSys or any of its properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not reasonably be expected to have a Material Adverse Effect on MegaSys.
(d) The execution and delivery by the MegaSys Shareholders of this Agreement and the Transaction Documents to which they are or will become a party does not, and the consummation of the transactions contemplated in this Agreement and the Transaction Documents to which they are or will become a party will not, (i) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which the MegaSys Shareholders are a party or by which they or any of their properties or assets may be bound, or (ii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the MegaSys Shareholders or any of their properties or assets, except for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not reasonably be expected to have a Material Adverse Effect on MegaSys.
(e) None of the execution and delivery by MegaSys or the MegaSys Shareholders of this Agreement or of any other Transaction Document to which MegaSys or the MegaSys Shareholders are or will become a party or the consummation of the transactions contemplated in this Agreement or any such Transaction Document will require any consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (“Governmental Entity”), except for (i) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws and (ii) such other consents, authorizations, filings, approvals and registrations which are listed on the MegaSys Disclosure Schedule.

Section 2.4 Financial Statements; Absence of Undisclosed Liabilities.
(a) MegaSys has delivered to Iveda copies of MegaSys’ audited balance sheet as of September 30, 2010 (the “Most Recent Balance Sheet”) and audited statements of operations, shareholders’ equity and cash flows for the nine-month period then-ended (together with the Most Recent Balance Sheet, the “MegaSys Interim Financials”) and MegaSys’ audited balance sheets as of December 31, 2009 and 2008, and the related audited statements of operations, shareholders’ equity and cash flows for the years ended December 31, 2009 and 2008, respectively (together with the MegaSys Interim Financials, the “MegaSys Financial Statements”).
(b) The MegaSys Financial Statements are in accordance with the books and records of MegaSys and present fairly in all material respects the financial position, results of operations and cash flows of MegaSys as of their historical dates and for the periods indicated. The MegaSys Financial Statements have been prepared in accordance with generally accepted accounting principles in the ROC (“ROC GAAP”) applied on a basis consistent with prior periods. The reserves, if any, reflected on the MegaSys Financial Statements are adequate in light of the contingencies with respect to which they were made.
(c) MegaSys has no material debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected or reserved against in the Most Recent Balance Sheet, except for those that may have been incurred after the date of the Most Recent Balance Sheet or that would not reasonably be required, in accordance with ROC GAAP applied on a basis consistent with prior periods, to be included in a balance sheet or the notes thereto. All material debts, liabilities, and obligations incurred after the date of the Most Recent Balance Sheet were incurred in the ordinary course of business and are not material either individually or in the aggregate to MegaSys or its business.
Section 2.5 Tax Matters.
(a) For purposes of this Section 2.5 and other provisions of this Agreement relating to Taxes, the following definitions shall apply:
(i) The term “Taxes” shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, (A) imposed by any federal, territorial, state, central, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including but not limited to, profit seeking enterprise income taxes), payroll and employee withholding taxes, unemployment insurance, labor insurance, health insurance, pension fund contributions, sales and use taxes, ad valorem taxes, value added taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp duties, environmental taxes, ozone depleting chemicals taxes, transfer taxes, workers’ compensation, customs tariffs and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected, (B) any liability for the payment of amounts referred to in (A) as a result of being a member of any affiliated, consolidated, combined or unitary group, or (C) any liability for amounts referred to in (A) or (B) as a result of any obligations to indemnify another person.

(ii) The term “Returns” shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.
(b) All Returns required to be filed prior to the date hereof by or on behalf of MegaSys have been duly filed on a timely basis, and such Returns are true, complete and correct in all material respects. All Taxes shown to be payable on such Returns or on subsequent assessments with respect thereto, have been paid in full on a timely basis or have been accrued on the Most Recent Balance Sheet, and no other Taxes are payable by MegaSys with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns). MegaSys has withheld and paid over all Taxes required to have been withheld and paid over prior to the date hereof , and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no liens on any of the assets of MegaSys with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that MegaSys is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established on the Most Recent Balance Sheet. MegaSys has not at any time been (i) a member of an affiliated group of corporations filing consolidated, combined or unitary income tax returns, or (ii) a member of any partnership or joint venture for a period for which the statue of limitations for any Tax potentially applicable as a result of such membership has not expired.
(c) The amount of MegaSys’ liability for unpaid Taxes (whether actual or contingent) for all periods through the date of the Most Recent Balance Sheet does not, in the aggregate, exceed the amount of the current liability accruals for Taxes reflected on the Most Recent Balance Sheet, and the Most Recent Balance Sheet reflects proper accrual in accordance with ROC GAAP applied on a basis consistent with prior periods of all liabilities for Taxes payable after the date of the Most Recent Balance Sheet attributable to transactions and events occurring prior to such date. No liability for Taxes has been incurred (or prior to Closing will be incurred) since such date other than in the ordinary course of business.
(d) MegaSys has furnished to Iveda true and complete copies of (i) relevant portions of income tax audit reports, tax assessments or other agreements received by or on behalf of MegaSys relating to Taxes, and (ii) all income tax Returns and value added tax Returns for or including MegaSys for all periods since the inception of MegaSys. MegaSys does not do business in or derive income from any state other than states for which Returns have been duly filed and furnished to Iveda.
(e) The Returns of or including MegaSys have never been audited by a government or taxing authority, nor is any such audit in process, pending or, to the knowledge of MegaSys or the MegaSys Shareholders, threatened (either in writing or verbally, formally or informally), other than the routine audits conducted by the tax authority of the annual tax Returns. No deficiencies exist or have been asserted (either in writing or verbally, formally or informally), and MegaSys has not received notice (either in writing or verbally, formally or informally) that it has not filed a Return or paid Taxes required to be filed or paid. MegaSys is neither a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or, to the knowledge of MegaSys or the MegaSys Shareholders, threatened (either in writing or orally, formally or informally) against MegaSys or any of its assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of MegaSys. MegaSys has disclosed on its income tax Returns all positions taken therein that could give rise to a substantial understatement penalty under the ROC Tax laws.

(f) Except as may be required as a result of the Exchange, MegaSys and its subsidiaries have not been and will not be required to include any material adjustment in taxable income for any Tax period (or portion thereof) pursuant to any ROC Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.
(g) MegaSys is not, nor has it been, a United States real property holding corporation within the meaning of Section 897(c)(2) of Internal Revenue Code of 1986, as amended (the “Code”) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and Iveda is not required to withhold tax by reason of Section 1445 of the Code. MegaSys is not a “consenting corporation” under Section 341(f) of the Code. MegaSys has not entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense to MegaSys under the ROC Income Tax Law. MegaSys has not agreed to, nor is it required to make any adjustment by reason of, a change in accounting method. MegaSys is not, nor has it been, a “reporting corporation” subject to the information reporting and record maintenance requirements of Section 6038A of the Code and the regulations thereunder. MegaSys is in compliance with the terms and conditions of any applicable tax exemptions, agreements or orders of any foreign government to which it may be subject or which it may have claimed, and the transactions contemplated by this Agreement will not have any adverse effect on such compliance.
(h) The MegaSys Disclosure Schedule sets forth accurate and complete information regarding MegaSys’ net operating losses for ROC income tax purposes. Except as a result of the transactions contemplated hereby, MegaSys is ineligible for the net operating losses carryovers under the ROC Income Tax Law.
Section 2.6 Absence of Certain Changes or Events. Since September 30, 2010, other than as set forth on the MegaSys Disclosure Schedule, MegaSys has not:
(a) suffered any Material Adverse Effect;
(b) suffered any damage, destruction or loss, whether covered by insurance or not, that has resulted, or could be reasonably expected to result, in a Material Adverse Effect on MegaSys;
(c) granted or agreed to make any increase in the compensation payable or to become payable by MegaSys to its officers or employees;

(d) declared, set aside or paid any dividend or made any other distribution on or in respect of the shares of the capital stock of MegaSys or declared any direct or indirect redemption, retirement, purchase or other acquisition by MegaSys of such shares;
(e) issued any shares of capital stock of MegaSys or any warrants, rights, options or entered into any commitment relating to the shares of MegaSys;
(f) made any change in the accounting methods or practices it follows, whether for general financial or tax purposes, or any change in depreciation or amortization policies or rates adopted therein;
(g) sold, leased, abandoned or otherwise disposed of any real property or any machinery, equipment or other operating property with an individual net book value in excess of $5,000;
(h) sold, assigned, transferred, licensed or otherwise disposed of any patent, trademark, trade name, brand name, copyright (or pending application for any patent, trademark or copyright) invention, work of authorship, process, know-how, formula or trade secret or interest thereunder or other intangible asset;
(i) permitted or allowed any of its property or assets to be subjected to any mortgage, deed of trust, pledge, lien, security interest or other encumbrance of any kind (except those permitted under Section 2.7);
(j) made any capital expenditure or commitment individually in excess of $10,000 or in the aggregate in excess of $20,000;
(k) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets to, or entered into any agreement or arrangement with, any of its Affiliates (as defined in Section 2.16), officers, directors, supervisors or shareholders or any affiliate of any of the foregoing;
(l) made any amendment to or terminated any agreement which, if not so amended or terminated, would be required to be disclosed on the MegaSys Disclosure Schedule; or
(m) agreed to take any action described in this Section 2.6 or outside of its ordinary course of business or which would constitute a breach of any of the representations of MegaSys contained in this Agreement.
Section 2.7 Title and Related Matters. MegaSys has good and valid title to all its properties, interests in properties and assets, real and personal, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except the lien of current taxes not yet due and payable. The equipment of MegaSys used in the operation of its business is, taken as a whole, (a) adequate for the business conducted by MegaSys and (b) in good operating condition and repair, ordinary wear and tear excepted. All personal property leases to which MegaSys is a party are valid, binding, enforceable against the parties thereto and in effect in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, or other laws affecting the enforcement of creditors’ rights generally and by principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity. There is not under any of such leases any existing default or event of default or event which, with notice or lapse of time or both, would constitute a default. Schedule 2.7 of the MegaSys Disclosure Schedule contains a description of all items of personal property with an individual net book value in excess of $5,000 and real property leased or owned by MegaSys, describing its interest in said property. True and correct copies of MegaSys’ real property and personal property leases have been provided to Iveda or its representatives. MegaSys has a valid and enforceable leasehold interest under each of the real property leases, and all real property leases to which MegaSys is a party are valid, binding, enforceable against the parties thereto and in effect in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, or other laws affecting the enforcement of creditors’ rights generally and by principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity. MegaSys has not received any written notice of any default under any real property leases, has used the leased real properties in compliance with the purposes set forth in their occupancy permits and is not in material default of any such real property lease and no event has occurred and no condition exists that, with notice or lapse of time, or both, would constitute a material default by MegaSys under any of the real property lease.
Section 2.8 Proprietary Rights.
(a) MegaSys owns all right, title and interest in and to, or otherwise possesses legally enforceable rights, or is licensed to use, all patents, copyrights, technology, software, software tools, know-how, processes, trade secrets, trademarks, service marks, trade names, Internet domain names and other proprietary rights used in the conduct of MegaSys’ business as conducted to the date of this Agreement, including, without limitation, the technology, information, databases, data lists, data compilations, and all proprietary rights developed or discovered or used in connection with or contained in all versions and implementations of MegaSys’ World Wide Web sites (including the domain names listed in the MegaSys Disclosure Schedule) or any product or service which has been or is being distributed or sold by MegaSys or currently is under development by MegaSys or has previously been under development by MegaSys (collectively, including such Web sites, the “MegaSys Products”), free and clear of all liens, claims and encumbrances (including without limitation licensing and distribution rights) (all of which are referred to as “MegaSys Proprietary Rights”). The MegaSys Disclosure Schedule contains an accurate and complete (i) description of all patents, trademarks (with separate listings of registered and unregistered trademarks), trade names, Internet domain names and registered copyrights in or related to the MegaSys Products or otherwise included in the MegaSys Proprietary Rights and all applications and registration statements therefor, including the jurisdictions in which each such MegaSys Proprietary Right has been issued or registered or in which any such application of such issuance and registration has been filed, (ii) list of all licenses and other agreements with third parties (the “Third Party Licenses”) relating to any material patents, copyrights, trade secrets, software, inventions, technology, know-how, processes or other proprietary rights that MegaSys is licensed or otherwise authorized by such third parties to use, market, distribute or incorporate in MegaSys

Products (such patents, copyrights, trade secrets, software, inventions, technology, know-how, processes or other proprietary rights are collectively referred to as the “Third Party Technology”) and (iii) list of all licenses and other agreements with third parties relating to any material information, compilations, data lists or databases that MegaSys is licensed or otherwise authorized by such third parties to use, market, disseminate distribute or incorporate in MegaSys Products. All of MegaSys’ patents, copyrights, trademarks, trade names or Internet domain name registrations related to or in the MegaSys Products are valid and in full force and effect, and except as set forth on the MegaSys Disclosure Schedule, consummation of the transactions contemplated in this Agreement will not alter or impair any such rights. Except as set forth on the MegaSys Disclosure Schedule, no claims have been asserted or threatened against MegaSys (and MegaSys is not aware of any claims which are likely to be asserted or threatened against MegaSys or which have been asserted or threatened against others relating to MegaSys Proprietary Rights or MegaSys Products) by any person challenging MegaSys’ use, possession, manufacture, sale or distribution of MegaSys Products under any MegaSys Proprietary Rights (including, without limitation, the Third Party Technology) or challenging or questioning the validity or effectiveness of any material license or agreement relating thereto (including, without limitation, the Third Party Licenses) or alleging a violation of any person’s or entity’s privacy, personal or confidentiality rights. MegaSys knows of no valid basis for any claim of the type specified in the immediately preceding sentence which could in any material way relate to or interfere with the continued enhancement and exploitation by MegaSys of any of the MegaSys Products. None of the MegaSys Products nor the use or exploitation of any MegaSys Proprietary Rights in MegaSys’ current business infringes on the rights of or constitutes misappropriation of any proprietary information or intangible property right of any third person or entity, including without limitation any patent, trade secret, copyright, trademark or trade name, and except as set forth on the MegaSys Disclosure Schedule, MegaSys has not been sued or named in any suit, action or proceeding which involves a claim of such infringement, misappropriation or unfair competition.
(b) Except as set forth in Schedule 2.11(a) to the MegaSys Disclosure Schedule, MegaSys has not granted any third party any right to reproduce, distribute, market or exploit any of the MegaSys Products or any adaptations, translations, or derivative works based on the MegaSys Products or any portion thereof. Except with respect to the rights of third parties to the Third Party Technology and except as set forth in Schedule 2.11(a) of the MegaSys Disclosure Schedule, no third party has any express right to reproduce, distribute, market or exploit any works or materials of which any of the MegaSys Products are a “derivative work” as that term is described in the ROC Copyright Law.
(c) All material designs, drawings, specifications, source code, object code, scripts, documentation, flow charts, diagrams, data lists, databases, compilations and information incorporating, embodying or reflecting any of the MegaSys Products at any stage of their development (the “MegaSys Components”) were written, developed and created solely and exclusively by employees of MegaSys without the assistance of any third party or entity or were created by third parties who assigned ownership of their rights to MegaSys by means of valid and enforceable confidentiality and invention assignment agreements, copies of which have been delivered to Iveda. MegaSys has at all times used commercially reasonable efforts customary in its industry to treat the MegaSys Proprietary Rights related to MegaSys Products and MegaSys Components as containing trade secrets and, other than as provided in Schedule 2.11(a) of the MegaSys Disclosure Schedule, has not disclosed or otherwise dealt with such items in a manner intended or reasonably likely to cause the loss of such trade secrets by release into the public domain.

(d) To the knowledge of MegaSys and the MegaSys Shareholders, no employee, contractor or consultant of MegaSys is in violation in any material respect of any term of any written employment contract, patent disclosure agreement or any other written contract or agreement relating to the relationship of any such employee, consultant or contractor with MegaSys or, to the knowledge of MegaSys and the MegaSys Shareholders, any other party because of the nature of the business conducted by MegaSys or proposed to be conducted by MegaSys. The MegaSys Disclosure Schedule lists all employees, contractors and consultants who have participated in any way in the development of any material portion of the MegaSys Products or the MegaSys Proprietary Rights.
(e) Each person presently or previously employed by MegaSys (including independent contractors, if any) with access authorized by MegaSys to confidential information of MegaSys has executed a confidentiality and non-disclosure agreement pursuant to the form of agreement previously provided to Iveda or its representatives.
(f) No product liability or warranty claims have been communicated in writing to or threatened against MegaSys.
(g) To the knowledge of MegaSys and the MegaSys Shareholders, there is no material unauthorized use, disclosure, infringement or misappropriation of any MegaSys Proprietary Rights, or any Third Party Technology to the extent licensed by or through MegaSys, by any third party, including any employee or former employee of MegaSys. MegaSys has not entered into any agreement to indemnify any other person against any charge of infringement of any MegaSys Proprietary Rights.
(h) MegaSys has taken all steps customary and reasonable in the industry to protect and preserve the confidentiality and proprietary nature of all MegaSys Proprietary Rights and other confidential information not otherwise protected by patents, patent applications or copyright (“Confidential Information”). All use, disclosure or appropriation by MegaSys or, to the knowledge of MegaSys and the MegaSys Shareholders, by another party pursuant to rights granted to it by MegaSys, of Confidential Information owned by MegaSys to a third party has been pursuant to the terms of a written agreement between MegaSys and such third party. All use, disclosure or appropriation by MegaSys of Confidential Information not owned by MegaSys has been pursuant to the terms of a written agreement between MegaSys and the owner of such Confidential Information, or is otherwise lawful.
Section 2.9 Employee Benefit Plans.
(a) The MegaSys Disclosure Schedule lists (i) all employee benefit plans (including any employee welfare benefit plan or any employee pension benefit plan), (ii) each loan to a non-officer employee, loans to officers, supervisors and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, meal allowances, health insurance, labor insurance, life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of MegaSys and that do not generally apply to all employees, and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any present or former employee, consultant or director of MegaSys as to which (with respect to any of items (i) through (v) above) any potential liability is borne by MegaSys (together, the “MegaSys Employee Plans”).

(b) MegaSys has delivered to Iveda or its representatives a copy of each of the MegaSys Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and, to the extent sill in its possession, any material employee communications related thereto) and has, with respect to each of MegaSys’s national health, labor, welfare, and pension benefits, duly made the contributions required by the ROC laws. All employees of MegaSys have opted for the new pension system under ROC Labor Retirement Law since July 1, 2005. To the extent that any employee is entitled to the pension benefits under the ROC Labor Standards Law, the Company has established a pension fund in its name with the Central Trust Bureau and the accumulated reserve in such fund is sufficient to cover the Company’s pension liability for such employees for their services period prior to July 1, 2005. The pension, severance and other benefits provided in the MegaSys’ Employee Plans are no less favorable than those required by ROC Labor Standards Law, and the participants under each Company Benefit Plan that includes a pension plan include all the employees who would be entitled to the pension benefit under the ROC Labor Standards Law.
(c) (i) None of the MegaSys Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person; (ii) each MegaSys Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including the ROC Labor Standards Law), and MegaSys has performed all material obligations required to be performed by them under, are not in any material respect in default, under or violation of, and have no knowledge of any material default or violation by any other party to, any of the MegaSys Employee Plans; and (iii) all contributions required to be made by MegaSys to any MegaSys Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each MegaSys Employee Plan for the current plan years. With respect to each MegaSys Employee Plan, MegaSys has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such MegaSys Employee Plan. No suit, administrative proceeding, action or other litigation has been brought, or, to the knowledge of MegaSys and the MegaSys Shareholders, is threatened, against or with respect to any such MegaSys Employee Plan, including any audit or inquiry by the ROC tax or labor authorities.
(d) MegaSys has complied with the applicable national health and labor insurance contribution under the ROC National Health Insurance Act and the ROC Labor Insurance Act.

(e) The consummation of the transactions contemplated in this Agreement will not (i) entitle any current or former employee or other service provider of MegaSys to severance benefits or any other payment (including, without limitation, unemployment compensation, golden parachute or bonus), except as expressly provided in this Agreement or in the ROC Business Mergers and Acquisitions Law, or (ii) accelerate the time of payment or vesting of any such benefits, or (iii) increase or accelerate any benefits or the amount of compensation due any such employee or service provider.
(f) There has been no amendment to, written interpretation or announcement (whether or not written) by MegaSys relating to, or change in participation or coverage under, any MegaSys Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in the MegaSys Financial Statements.
Section 2.10 Bank Accounts. The MegaSys Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations, and other financial institutions at which MegaSys maintains accounts of any nature, the account numbers and the names of all persons authorized to draw thereon or make withdrawals therefrom.
Section 2.11 Contracts.
(a) A list of (i) all contracts to which MegaSys is a party which involves payment by MegaSys of $50,000 or more in any calendar year, except for those contracts that are cancelable without penalty and within 30 days by providing notice of the date of cancellation, provided the remaining payments through cancellation do not exceed $50,000, (ii) each material agreement, credit agreement or other instrument relating to the borrowing of money by MegaSys or the guarantee by MegaSys of any such obligation (other than trade payables and (iii) any other contract or agreement or amendment thereto that (A) is material to the business, financial condition or results of operations of MegaSys, or (B) places any material restrictions on the ability of MegaSys to engage in any business activity currently conducted by it (collectively, the “Material Contracts”) is attached as Schedule 2.11(a) of the MegaSys Disclosure Schedule. Except as identified in such Schedule 2.11(a):
(i) MegaSys has no agreements, contracts or commitments that provide for the sale, licensing or distribution by MegaSys of any MegaSys Products or MegaSys Proprietary Rights. Without limiting the foregoing, except as set forth on the MegaSys Disclosure Schedule, MegaSys has not granted to any third party (including, without limitation, original equipment manufacturers (“OEMs”) and site-license customers) any rights to reproduce, manufacture or distribute any of the MegaSys Products, nor has MegaSys granted to any third party any exclusive rights of any kind (including, without limitation, exclusivity with regard to categories of advertisers on MegaSys’ World Wide Web site, territorial exclusivity or exclusivity with respect to particular versions, implementations or translations of any of the MegaSys Products), nor has MegaSys granted any third party any right to market any of the MegaSys Products under any private label or “OEM” arrangements, nor has MegaSys granted any license of any MegaSys trademarks or service marks.
(ii) MegaSys has no Third Party Licenses.

(iii) MegaSys has no agreements, contracts or commitments that call for fixed and/or contingent payments or expenditures by or to MegaSys (including, without limitation, any advertising or revenue sharing arrangement).
(iv) MegaSys has no outstanding sales or advertising contract, commitment or proposal (including, without limitation, insertion orders, slotting agreements, banner exchange agreements, linking agreements, co-branding agreements or other agreements under which MegaSys has allowed third parties to advertise on or otherwise be included in MegaSys’ World Wide Web sites).
(v) MegaSys has no outstanding agreements, contracts or commitments with agents, consultants, advisors, sales representatives, distributors or dealers that are not cancelable by MegaSys “at will” and without liability, penalty or premium.
(vi) MegaSys has no independent contractor or similar agreement, contract or commitment that is not terminable on 30 days’ notice or less without penalty, liability or premium of any type, including, without limitation, severance or termination pay.
(vii) MegaSys has no currently effective collective bargaining or union agreements, contracts or commitments.
(viii) MegaSys is not restricted by agreement from competing with any person or from carrying on its business anywhere in the world.
(ix) MegaSys has not guaranteed any obligations of other persons or made any agreements to acquire or guarantee any obligations of other persons.
(x) MegaSys has no outstanding loan or advance to any person; nor is it party to any line of credit, standby financing, revolving credit or other similar financing arrangement of any sort which would permit the borrowing by MegaSys of any sum.
(xi) MegaSys has no agreements pursuant to which MegaSys has agreed to manufacture for, supply to or distribute to any third party any MegaSys Products or MegaSys Components.
True and correct copies of each document or instrument listed on the MegaSys Disclosure Schedule pursuant to this Section 2.11(a) have been provided to Iveda or its representatives.
(b) All of the Material Contracts listed on the MegaSys Disclosure Schedule are valid, binding, in full force and effect, and enforceable by MegaSys in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity. Except as disclosed in the MegaSys Disclosure Schedule, no Material Contract contains any liquidated damages, penalty or similar provision. To the knowledge of MegaSys and the MegaSys Shareholders, except as disclosed in the MegaSys Disclosure Schedule, no party to any such Material Contract intends to cancel, withdraw, modify or amend such contract, agreement or arrangement.

(c) MegaSys is not in default under or in breach or violation of, nor, to the knowledge of MegaSys and the MegaSys Shareholders, is there any valid basis for any claim of default by MegaSys under, or breach or violation by MegaSys of, any material provision of any Material Contract. To the knowledge of MegaSys and the MegaSys Shareholders, no other party is in default under or in breach or violation of, nor is there any valid basis for any claim of default by any other party under or any breach or violation by any other party of, any Material Contract.
(d) Except as specifically indicated on the MegaSys Disclosure Schedule, none of the Material Contracts provides for indemnification by MegaSys of any third party. No claims have been made or threatened that would require indemnification by MegaSys, and MegaSys has not paid any amounts to indemnify any third party as a result of indemnification requirements of any kind.
Section 2.12 Orders, Commitments and Returns. All material agreements, contracts, or commitments for the purchase of supplies by MegaSys were made in the ordinary course of business. There are no oral contracts or arrangements for the sale of any product or service by MegaSys.
Section 2.13 Compliance With Law. MegaSys and the operation of its business are in compliance in all material respects with all applicable laws and regulations material to the operation of its business. Neither MegaSys nor, to the knowledge of MegaSys and the MegaSys Shareholders, any of its employees has directly or indirectly paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party in the United States or any other country, that was or is in violation of any national or local statute or law or of any statute or law of any other country having jurisdiction. MegaSys has not participated directly or indirectly in any boycotts or other similar practices affecting any of its customers. MegaSys has complied in all material respects at all times with any and all applicable federal, state and foreign laws, rules, regulations, proclamations and orders relating to the importation or exportation of its products, except for such noncompliance as would not in the aggregate reasonably be expected to have a Material Adverse Effect on MegaSys.
Section 2.14 Labor Difficulties; No Discrimination.
(a) MegaSys is not engaged in any unfair labor practice and is not in material violation of any applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours. There is no unfair labor practice complaint against MegaSys actually pending or, to the knowledge of MegaSys and the MegaSys Shareholders, threatened before any Governmental Entity. There is no strike, labor dispute, slowdown, or stoppage actually pending or, to the knowledge of MegaSys and the MegaSys Shareholders, threatened against MegaSys. To the knowledge of MegaSys and the MegaSys Shareholders, no union organizing activities are taking place with respect to the business of MegaSys. No grievance, nor any arbitration proceeding arising out of or under any collective bargaining agreement is pending and, to the knowledge of MegaSys and the MegaSys Shareholders, no claims therefor exist. No collective bargaining agreement that is binding on MegaSys restricts it from relocating or closing any of its operations. MegaSys has not experienced any material work stoppage or other material labor difficulty.

(b) There is not and has not been any claim against MegaSys or its officers or employees, or to the knowledge of MegaSys and the MegaSys Shareholders, threatened against MegaSys or its officers or employees, based on actual or alleged race, age, sex, disability or other harassment or discrimination, or similar conduct, or based on actual or alleged breach of contract with respect to any person’s employment by MegaSys, nor, to the knowledge of MegaSys and the MegaSys Shareholders, is there any basis for any such claim.
(c) There are no pending claims against MegaSys or any of its Subsidiaries under any workers compensation plan or policy or for long term disability. Neither MegaSys nor any of its subsidiaries has any material obligations with respect to any former employees. There are no proceedings pending or, to the knowledge of MegaSys and the MegaSys Shareholders, threatened, between MegaSys and any of its employees, which proceedings have or could reasonably be expected to have a Material Adverse Effect on MegaSys.
Section 2.15 Trade Regulation. All of the prices charged by MegaSys in connection with the marketing or sale of any products or services have been in compliance with all applicable laws and regulations. No claims have been communicated or threatened in writing against MegaSys with respect to wrongful termination of any dealer, distributor or any other marketing entity, discriminatory pricing, price fixing, unfair competition, false advertising, or any other violation of any laws or regulations relating to anti-competitive practices or unfair trade practices of any kind, and to the knowledge of MegaSys and the MegaSys Shareholders, no specific situation, set of facts, or occurrence provides any basis for any such claim against MegaSys.
Section 2.16 Insider Transactions. To the knowledge of MegaSys and the MegaSys Shareholders, no director, supervisor, or shareholder holding 10% or more as determined by the ROC Securities Transactions Law and related parties as defined in No. 6 of the Financial Accounting Standards (collectively, “Affiliate”) of MegaSys has any interest in any equipment or other property, real or personal, tangible or intangible of MegaSys, including, without limitation, any MegaSys Proprietary Rights or any creditor, supplier, customer, manufacturer, agent, representative, or distributor of MegaSys Products; provided, however, that no such Affiliate or other person shall be deemed to have such an interest solely by virtue of the ownership of less than 1% of the outstanding stock or debt securities of any publicly-held company, the stock or debt securities of which are traded on a recognized stock exchange or quoted on the Nasdaq Stock Market.
Section 2.17 Employees, Independent Contractors and Consultants. The MegaSys Disclosure Schedule lists all past and all currently effective written or oral consulting, independent contractor and/or employment agreements and other material agreements concluded with individual employees, independent contractors or consultants to which MegaSys is a party. True and correct copies of all such written agreements have been provided to Iveda or its representatives. All independent contractors have been properly classified as independent contractors for the purposes of applicable tax laws, laws applicable to employee benefits and other applicable law. All salaries and wages paid by MegaSys are in compliance in all material respects with applicable laws. Also shown on the MegaSys Disclosure Schedule are the names, positions and salaries or rates of pay, including bonuses, of all persons presently employed by MegaSys.

Section 2.18 Insurance. The MegaSys Disclosure Schedule contains a list of the principal policies of fire, liability and other forms of insurance currently or previously held by MegaSys, and all claims made by MegaSys under such policies. MegaSys has not done anything, either by way of action or inaction, that might invalidate such policies in whole or in part. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and MegaSys is otherwise in compliance with the terms of such policies and bonds in all material respects. MegaSys has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.
Section 2.19 Accounts Receivable. Subject to any reserves set forth in the Most Recent Balance Sheet, the accounts receivable shown on the Most Recent Balance Sheet represent and will represent bona fide claims against debtors for sales and other charges, and are not subject to discount except for normal cash and immaterial trade discounts. The amount carried for doubtful accounts and allowances disclosed in the Most Recent Balance Sheet is sufficient to provide for any losses which may be sustained on realization of the receivables.
Section 2.20 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of MegaSys and the MegaSys Shareholders, threatened against MegaSys or any of its properties or any of its officers, employees, supervisors or directors (in their capacities as such). There is no judgment, decree or order against MegaSys, or, to the knowledge of MegaSys and the MegaSys Shareholders, any of its directors, supervisors, employees, or officers (in their capacities as such). To the knowledge of MegaSys and the MegaSys Shareholders, no circumstances exist that could reasonably be expected to result in a claim against MegaSys as a result of the conduct of MegaSys’ business (including, without limitation, any claim of infringement of any intellectual property right). The matters described in this Section 2.20 include, but are not limited to, those arising under any applicable data protection laws, regulations and interpretations of the same relating to the collection and use of personal information gathered in the course of MegaSys’ operations.
Section 2.21 Governmental Authorizations and Regulations. MegaSys has obtained all county, local or foreign governmental franchises, easements, variances, exceptions, consents, certificates approvals, licenses, permits, grants, or other authorizations of a Governmental Entity (the “MegaSys Permits”) (a) pursuant to which MegaSys currently operates or holds any interest in any of its properties or (b) that is required for the operation of MegaSys’ business or the holding of any such interest, and all of such authorizations are in full force and effect, except when the failure to obtain such authorization could not be reasonably expected to have a Material Adverse Effect. Neither MegaSys nor any Subsidiary has received any notice or other communication from any Governmental Entity regarding (i) any actual or possible violation of or failure to comply with any term or requirement of any MegaSys Permit, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any MegaSys Permit.

Section 2.22 Subsidiaries. Except as set forth on the MegaSys Disclosure Schedule, MegaSys has no Subsidiaries. MegaSys does not own or control (directly or indirectly) any capital stock, bonds or other securities of, and does not have any proprietary interest in, any other corporation, general or limited partnership, limited liability company, firm, association or business organization, entity or enterprise, and MegaSys does not control (directly or indirectly) the management or policies of any other corporation, partnership, limited liability company, firm, association or business organization, entity or enterprise.
Section 2.23 Compliance with Environmental Requirements. MegaSys has obtained all permits, licenses and other authorizations which are required under laws applicable to MegaSys and relating to pollution or protection of the environment, including laws or provisions relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials, substances, or wastes into air, surface water, groundwater, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials, substances, or wastes or which are intended to assure the safety of employees, workers or other persons, except where the failure to obtain such authorizations could not be reasonably expected to have a Material Adverse Effect. MegaSys is in compliance in all material respects with all terms and conditions of all such permits, licenses and authorizations. There are no conditions, circumstances, activities, practices, incidents, or actions known to MegaSys which could reasonably be expected to form the basis of any claim, action, suit, proceeding, hearing, or investigation of, by, against or relating to MegaSys, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic substance, material or waste, or relating to the safety of employees, workers or other persons.
Section 2.24 Corporate Documents. MegaSys has furnished to Iveda or its representatives: (a) copies of its articles of incorporation and bylaws, each as amended to date; (b) its minute book containing consents, actions, and meetings of the shareholders, the board of directors and any committees thereof; (c) all material permits, orders, and consents issued by any regulatory agency with respect to MegaSys, or any securities of MegaSys, and all applications for such permits, orders, and consents; and (d) the stock transfer books of MegaSys setting forth all transfers of any capital stock. The corporate minute books, stock certificate books, stock registers and other corporate records of MegaSys are complete and accurate, and the signatures appearing on all documents contained therein are the true or facsimile signatures of the persons purporting to have signed the same.
Section 2.25 No Brokers. Neither MegaSys nor any MegaSys Shareholder is obligated for the payment of fees or expenses of any broker or finder in connection with the origination, negotiation or execution of this Agreement or the other Transaction Documents or in connection with any transaction contemplated herein or therein.

Section 2.26 Customers and Suppliers. As of the date hereof, no customer which individually accounted for more than 5% of MegaSys’ gross revenues during the 12-month period preceding the date hereof, and no material supplier of MegaSys, has canceled or otherwise terminated prior to the expiration of the contract term, or, to the knowledge of MegaSys and the MegaSys Shareholders, made any threat to MegaSys to cancel or otherwise terminate its relationship with MegaSys, or has at any time on or after January 1, 2010 decreased materially its services or supplies to MegaSys in the case of any such supplier, or its usage of the services or products of MegaSys in the case of such customer, and to the knowledge of MegaSys and the MegaSys Shareholders, no such supplier or customer intends to cancel or otherwise terminate its contractual relationship with MegaSys or to decrease materially its services or supplies to MegaSys or its usage of the services or products of MegaSys, as the case may be. MegaSys has not knowingly (a) breached any agreement with, or (b) engaged in any fraudulent conduct with respect to, any customer or supplier of MegaSys.
Section 2.27 MegaSys Action. The board of directors of MegaSys, by unanimous written consent or at a meeting duly called and held, has by the unanimous vote of all directors (a) determined that the Exchange is fair and in the best interests of MegaSys and its shareholders, and (b) approved, and declared the advisability of the Exchange, this Agreement and the transactions contemplated hereby in accordance with the provisions of ROC Law.
Section 2.28 Privacy Laws and Policies Compliance. MegaSys has complied with all applicable laws and regulations relating to the collection and use of customer or other user information gathered in the course of MegaSys’ operations, and MegaSys has at all times complied with all rules, policies and procedures established by MegaSys from time to time with respect to the foregoing.
Section 2.29 Disclosure. No statements by MegaSys or the MegaSys Shareholders contained in this Agreement, its exhibits and schedules nor in any of the certificates or documents, including any of the Transaction Documents, delivered or required to be delivered by MegaSys or the MegaSys Shareholders to Iveda under this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. MegaSys and the MegaSys Shareholders have disclosed to Iveda all material information of which it is aware relating specifically to the operations and business of MegaSys as of the date of this Agreement or the transactions contemplated in this Agreement.
Section 2.30 Absence of Liens and Encumbrances. Except as set forth in Schedule 2.30 of the MegaSys Disclosure Schedule, MegaSys and each Subsidiary own, lease or have the legal right to use all of the material assets, properties and rights of every kind, nature, character and description, including, without limitation, real property and personal property (other than MegaSys Proprietary Rights, which is covered by Section 2.8 hereof), used or intended to be used in the conduct of the business of MegaSys or such Subsidiary or otherwise owned or leased by MegaSys or such Subsidiary and, with respect to contract rights, is a party to and enjoys the right to the benefits of all material contracts, agreements and other arrangements used or intended to be used by MegaSys or such Subsidiary in or relating to the conduct of the business of MegaSys and each Subsidiary (all such properties, assets and contract rights being the “Assets”). MegaSys and each Subsidiary have good and marketable title to, or, in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all the Assets, free and clear of all mortgages, liens, pledges, charges, claims, defects of title, restrictions, infringements, security interests or encumbrances of any kind or character (“Liens”) except for (x) Liens for current Taxes not yet due and payable, and (y) Liens that have arisen in the ordinary course of business and that do not, individually or in the aggregate, materially detract from the value, or materially interfere with the present or contemplated use, of the Assets subject thereto or affected thereby. The equipment of MegaSys and the Subsidiaries used in the operations of their business is, taken as a whole, in good operating condition and repair, ordinary wear and tear excepted.

Section 2.31 Restrictions on Business Activities. There is no agreement, commitment, judgment, injunction, order or decree binding upon MegaSys or any Subsidiary or to which MegaSys or any Subsidiary is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice material to MegaSys or any Subsidiary, any acquisition of property by MegaSys or any Subsidiary or the conduct of business by MegaSys or any Subsidiary as currently conducted or as proposed to be conducted.
Section 2.32 Offers. MegaSys has suspended or terminated, and has the legal right to terminate or suspend, all negotiations and discussions of any acquisition, merger, consolidation or sale of all or substantially all of the assets of MegaSys and its Subsidiaries with parties other than Iveda.
Section 2.33 SEC Documents. MegaSys and the MegaSys Shareholders acknowledge that they have been provided with copies of Iveda’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q for the periods since December 31, 2007. MegaSys and the MegaSys Shareholders acknowledge that they have reviewed such reports, including any “Risk Factors” sections contained therein.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF IVEDA
Iveda represents and warrants to MegaSys that, except as disclosed in any filing with the Securities and Exchange Commission (the “Commission”), the statements contained in this ARTICLE III are true and correct except as set forth in the disclosure schedule delivered by Iveda to MegaSys on or before the date of this Agreement (the “Iveda Disclosure Schedule”). The Iveda Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this ARTICLE III.
Section 3.1 Organization of Iveda. Iveda is a corporation duly organized and validly existing under the laws of its respective jurisdiction of incorporation and has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would have a Material Adverse Effect on Iveda. The authorized capital stock of Iveda consists of 100,000,000 shares of Common Stock and 100,000,000 shares of Preferred Stock.

Section 3.2 Valid Issuance of Iveda Common Stock. The shares of Iveda Common Stock to be issued pursuant to the Exchange will be duly authorized, validly issued, fully paid, and nonassessable, and none of which will be subject to preemptive or repurchase rights or rights of first refusal created by applicable law, Iveda’s Certificate of Incorporation or Bylaws or any agreement by which Iveda is a party or is bound, and issued in compliance with all applicable federal or state securities laws.
Section 3.3 Authority; No Conflict; Required Filings and Consents.
(a) Iveda has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is or will become a party and to consummate the transactions contemplated in this Agreement and such Transaction Documents. The execution and delivery of this Agreement and such Transaction Documents and the consummation of the transactions contemplated in this Agreement and such Transaction Documents have been duly authorized by all necessary corporate action on the part of Iveda. This Agreement has been and such Transaction Documents have been or, to the extent not executed as of the date hereof, will be duly executed and delivered by Iveda. This Agreement and each of the Transaction Documents to which Iveda is a party constitutes, and each of the Transaction Documents to which Iveda will become a party when executed and delivered by Iveda will constitute, a valid and binding obligation of Iveda, enforceable by MegaSys and the MegaSys Shareholders against Iveda accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.
(b) The execution and delivery by Iveda of this Agreement and the Transaction Documents to which it is or will become a party do not, and consummation of the transactions contemplated in this Agreement or the Transaction Documents to which it is or will become a party will not, (i) conflict with, or result in any violation or breach of any provision of the certificate of incorporation (or articles of incorporation, as the case may be) or bylaws of Iveda, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Iveda is a party or by which either of them or any of their properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Iveda or any of their properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not have a Material Adverse Effect on Iveda.
(c) Neither the execution and delivery of this Agreement by Iveda or the Transaction Documents to which Iveda is or will become a party or the consummation of the transactions contemplated herein or therein will require any consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, except for (i) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country, and (ii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, could not be expected to have a Material Adverse Effect on Iveda.

ARTICLE IV.
PRECLOSING COVENANTS
Section 4.1 Advice of Changes. MegaSys and the MegaSys Shareholders will promptly advise Iveda in writing of any event occurring subsequent to the date of this Agreement which would render any representation or warranty of MegaSys or the MegaSys Shareholders contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect; provided however, that nothing provided by MegaSys or the MegaSys Shareholders after the date of this Agreement pursuant to this Section 4.1 or any other provision of this Agreement shall affect the representations, warranties, covenants or agreements of the parties in this Agreement or the conditions to the obligations of the parties under this Agreement, except as specifically set forth herein.
Section 4.2 Operation of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of the Agreement or the Effective Time, MegaSys agrees (except to the extent that Iveda shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due, subject to good faith disputes over such debts or taxes, to pay or perform other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the extent that its goodwill and ongoing businesses would be unimpaired at the Effective Time. MegaSys shall promptly notify Iveda of any event or occurrence not in the ordinary course of business of MegaSys. Except as expressly contemplated by this Agreement, MegaSys shall not, without the prior written consent of Iveda:
(a) conduct its business other than in the ordinary course or engage in any extraordinary transactions without Iveda’s prior written consent or sell, lease, license or otherwise dispose of any of its properties or assets except in the ordinary course of business;
(b) materially increase or agree to increase the annual level of compensation payable or to become payable to any employee, officer, supervisor, director or consultant, or grant any unusual or extraordinary bonuses, benefits or other forms of direct or indirect compensation to any employee, officer, director or consultant, except in amounts in keeping with past practices by formula or otherwise;
(c) increase, terminate, amend, establish, adopt or otherwise modify any plan, trust, fund, policy or arrangement for the benefit of any employees, officer or director;
(d) declare or pay any dividends on or make any other distributions in respect of its capital stock, purchase, redeem or otherwise acquire, directly or indirectly, any of its securities, or otherwise cause its assets to be distributed to any of its shareholders except by way of compensation to employees who are also shareholders within the limitations set forth above;

(e) borrow any funds, under existing lines of credit or otherwise, except as reasonably necessary for the ordinary operation of its business in a manner, and in amounts, in keeping with historical practices, or guarantee any indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities or guarantee any debt securities of others;
(f) issue any equity securities or rights, other than pursuant to agreements or obligations existing as of the date hereof; issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than pursuant to agreements or obligations existing as of the date hereof;
(g) enter into or continue any existing discussions with any other party to sell all or substantially all of its assets to such party, or to merge or combine with such party;
(h) accelerate, amend or change the period of exercisability or the vesting schedule of restricted stock granted under any employee stock plan or agreements or authorize cash payments in exchange for any options granted under any of such plans except as specifically required by the terms of such plans or any related agreements or any such agreements in effect as of the date of this Agreement and disclosed in the MegaSys Disclosure Schedule;
(i) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of such party;
(j) acquire or agree to acquire by merging or consolidating with, or by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets;
(k) (i) except as set forth on the MegaSys Disclosure Schedule, grant any additional severance or termination pay to, or enter into any employment or severance agreements with, officers, (ii) grant any severance or termination pay to, or enter into any employment or severance agreement, with any non-officer employee, or (iii) enter into any collective bargaining agreement;
(l) revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable;
(m) amend or propose to amend its articles of incorporation or bylaws;

(n) incur or commit to incur any capital expenditures in excess of $20,000 in the aggregate or in excess of $10,000 as to any individual matter;
(o) lease, license, sell, transfer or encumber or permit to be encumbered any asset, MegaSys Proprietary Right or other property associated with the business of MegaSys (including sales or transfers to Affiliates of MegaSys);
(p) enter into any lease or contract for the purchase or sale of any property, real or personal except in the ordinary course of business;
(q) fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained up to the date of this Agreement, subject only to ordinary wear and tear;
(r) amend or terminate any material contract, agreement or license to which it is a party except in the ordinary course of business;
(s) loan any amount to any person or entity, or guaranty or act as a surety for any obligation;
(t) waive or release any material right or claim, except in the ordinary course of business;
(u) make or change any Tax or accounting election, change any annual accounting period, adopt or change any accounting method, file any amended Return, enter into any closing agreement, settle any Tax claim or assessment relating to MegaSys, surrender any right to claim refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to MegaSys, or take any other action or omit to take any action that would have the effect of increasing the Tax liability of MegaSys or Iveda;
(v) take any action or fail to take any action that could result in a Material Adverse Effect on MegaSys;
(w) enter into any agreement outside of the ordinary course of business in which the obligation of MegaSys exceeds $5,000 or shall not terminate or be subject to termination for convenience within 30 days following execution;
(x) enter into any agreement (including without limitation any material licenses to information or databases, any OEM agreements, any exclusive agreements of any kind, or any agreements providing for obligations that would extend beyond 180 days of the date of this Agreement) not in the ordinary course of business;
(y) continue or begin any discussions or negotiations regarding any international expansion, licensing, joint ventures, partnership or other arrangements, plans or other similar commitments or understandings, other than as contemplated by this Agreement; or
(z) take, or agree in writing or otherwise to take, any of the actions described in this Section 4.2, or any action which is reasonably likely to make any of MegaSys’ representations or warranties contained in this Agreement untrue or incorrect in any material respect on the date made (to the extent so limited) or as of the Effective Time.

Section 4.3 Access to Information. Until the Closing, MegaSys shall allow Iveda and its agents reasonable free access during normal business hours upon reasonable notice to its officers, directors, supervisors, employees, files, books, records, and offices, including, without limitation, any and all information relating to taxes, commitments, contracts, leases, licenses, and personal property and financial condition. Until the Closing, MegaSys shall cause its accountants to cooperate with Iveda and its agents in making available all financial information requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants. No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty contained in this Agreement or its exhibits and schedules. All such access shall be subject to the terms of the Confidentiality Agreement (as defined in Section 5.1).
Section 4.4 Satisfaction of Conditions Precedent. MegaSys and the MegaSys Shareholders will use their reasonable best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 6.1 and Section 6.2, and MegaSys and the MegaSys Shareholders will use their reasonable best efforts to cause the transactions contemplated in this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on their part in order to effect the transactions contemplated in this Agreement. MegaSys and the MegaSys Shareholders shall use their best efforts to obtain any and all consents necessary to consummate the Exchange with respect to those Material Contracts listed on Schedule 2.11(a) of the MegaSys Disclosure Schedule (the “Material Consents”).
Section 4.5 Other Negotiations. Following the date hereof and until termination of this Agreement pursuant to Section 7.1, MegaSys and the MegaSys Shareholders will not (and it will not permit any of their respective officers, supervisors, directors, employees, agents, Affiliates or representatives to) take any action to solicit, initiate, seek, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations with, any corporation, partnership, person or other entity or group (other than Iveda) regarding any acquisition of MegaSys, any merger or consolidation with or involving MegaSys, or any acquisition of any material portion of the stock or assets of MegaSys or any material license of MegaSys Proprietary Rights (any of the foregoing being referred to in this Agreement as an “Acquisition Transaction”) or enter into an agreement concerning any Acquisition Transaction with any party other than Iveda. If between the date of this Agreement and the termination of this Agreement pursuant to Section 7.1, MegaSys or the MegaSys Shareholders receive from a third party any offer or indication of interest regarding any Acquisition Transaction, or any request for information regarding any Acquisition Transaction, MegaSys and the MegaSys Shareholders shall (a) notify Iveda immediately (orally and in writing) of such offer, indication of interest or request, including the identity of such party and the full terms of any proposal therein, and (b) notify such third party immediately of MegaSys’ and the MegaSys Shareholders’ obligations under this Agreement.

Section 4.6 Budget and Updated Financial Information. MegaSys shall promptly provide Iveda with internally generated financial statements, including statements of cash flows, and other financial statements and information as may be requested by Iveda’s Chief Financial Officer.
Section 4.7 Controller. MegaSys shall use its reasonable best efforts to hire a full-time controller prior to the Effective Time. The selection of the controller shall be subject to the approval of Iveda’s Chief Financial Officer. The controller shall be as an employee of MegaSys and shall be paid by MegaSys, but will report to Iveda’s Chief Financial Officer.
ARTICLE V.
OTHER AGREEMENTS
Section 5.1 Confidentiality. Each party acknowledges that Iveda and MegaSys have previously executed a Non-Disclosure Agreement (the “Confidentiality Agreement”), which agreement shall continue in full force and effect in accordance with its terms.
Section 5.2 No Public Announcement. The parties shall make no public announcement concerning this Agreement, their discussions or any other memoranda, letters or agreements between the parties relating to the Exchange without the prior written consent of the other party; provided, however, that either of the parties, but only after reasonable consultation with the other, may make disclosure if required under applicable law; and provided, further, however, that following execution of this Agreement or consummation of the Exchange, Iveda may, without the prior consent of MegaSys, make a public announcement regarding the Exchange and the integration of MegaSys’ business into that of Iveda as it may determine in its sole discretion to be necessary or appropriate to comply with applicable laws and regulations.
Section 5.3 Regulatory Filings; Consents; Reasonable Efforts. Subject to the terms and conditions of this Agreement, the parties shall use their respective reasonable good faith efforts to (a) make all necessary filings with respect to the Exchange and this Agreement under the Exchange Act and other applicable securities laws and obtain required approvals and clearances with respect thereto and supply all additional information requested in connection therewith; (b) make merger notification or other appropriate filings with governmental bodies or applicable governmental agencies and obtain required approvals and clearances with respect thereto and supply all additional information requested in connection therewith; (c) obtain all consents, waivers, approvals, authorizations and orders required in connection with the authorization, execution and delivery of this Agreement and the consummation of the Exchange; and (d) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable.
Section 5.4 Further Assurances. Prior to and following the Closing, each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated herein and to carry into effect the intents and purposes of this Agreement.

Section 5.5 Securities Laws. MegaSys and the MegaSys Shareholders shall use their reasonable good faith efforts to assist Iveda as may be necessary to comply with the securities laws of all jurisdictions which are applicable in connection with the issuance of Iveda Common Stock in connection with the Exchange.
Section 5.6 Other Filings. As promptly as practicable after the date of this Agreement, the parties will prepare and file any other filings required under the Exchange Act, the Securities Act or any other securities laws relating to the Exchange and the transactions contemplated in this Agreement (the “Other Filings”). The Other Filings will comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Other Filings, the parties will promptly inform the other of such occurrence and cooperate in making any appropriate amendment or supplement.
Section 5.7 Advisory Board. Prior to the Closing Date, Iveda will establish an advisory board and invite the Chief Executive Officer of MegaSys to participate as a member.
Section 5.8 Deductions; Withholdings. Iveda shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any MegaSys Shareholder pursuant to this Agreement such amounts as Iveda may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person or entity to whom such amounts would otherwise have been paid.
Section 5.9 Further Action. If, at any time after the Effective Time, any further action is determined by Iveda to be necessary or desirable to carry out the purposes of this Agreement or to vest Iveda with full right, title and possession for and to all rights and property of MegaSys, the officers and directors of Iveda shall be fully authorized (in the name of MegaSys, in the name of Iveda and otherwise) to take such action.
Section 5.10 Right of First Refusal. Before any MegaSys Shareholder may sell or otherwise transfer for value any shares of Iveda Common Stock issued pursuant to this Agreement (a “Selling Stockholder”) such Selling Stockholder shall first offer such shares for sale to Iveda on the terms and conditions set forth in this Section 5.10 (the “Right of First Refusal”).
(a) Notice of Proposed Transfer. The Selling Stockholder shall (a) deliver to Iveda a written notice (the “Notice”) stating: (i) the Selling Stockholder’s bona fide intention to sell or otherwise transfer such Iveda Common Stock; (ii) either the name of each proposed purchaser or other transferee (“Proposed Transferee”) or a statement that the shares will be sold on the open market; (iii) the number of shares of Iveda Common Stock to be transferred; (iv) the bona fide cash price or other consideration for which the Selling Stockholder proposes to transfer the shares of Iveda Common Stock (the “Offered Price”); and (v) the material terms and conditions of the proposed transfer (the “Offer Terms”) and (b) offer the shares Iveda Common Stock at the Offered Price and on the Offer Terms to the Company or its assignee(s).

(b) Exercise of Right of First Refusal. At any time within fifteen (15) days after receipt of the Notice, the Company and/or its assignee(s) may, by giving written notice to the Selling Stockholder, elect to purchase all, but not less than all, of the shares of Iveda Common Stock proposed to be transferred to any one or more of the Proposed Transferees, at the purchase price and on the terms determined in accordance with subsection (c) below.
(c) Purchase Price. The purchase price (“Purchase Price”) for the Iveda Common Stock purchased by Iveda or its assignee(s) under this Section shall be the lower of (i) the Offered Price or (ii) the Fair Market Value of the Iveda Common Stock as of the date of the Notice, and the terms and conditions of the transfer shall be comparable in all material respects to the Offer Terms (the “Terms”). Fair Market Value shall have the meaning set forth in Section 8.4 of this Agreement.
(d) Selling Stockholder’s Right to Transfer. If all of the shares of Iveda Common Stock proposed in the Notice to be transferred to a given Proposed Transferee are not purchased by Iveda and/or its assignee(s) as provided in this Section, then the Selling Stockholder may sell or otherwise transfer such Shares to that Proposed Transferee at the Offered Price or at a higher price and on the Offer Terms, provided that such sale or other transfer is consummated within thirty (30) days after the date of the Notice and provided further that any such sale or other transfer is effected in accordance with any applicable securities laws. If the shares of Iveda Common Stock described in the Notice are not transferred to the Proposed Transferee within such period, a new Notice shall be given to Iveda, and Iveda and/or its assignees shall again be offered the Right of First Refusal before any shares of Iveda Common Stock held by the Selling Stockholder may be sold or otherwise transferred.
(e) Exception for Gifts and Transfers for Estate Planning Purposes. Anything to the contrary contained in this Section notwithstanding, the transfer of any or all of the Iveda Common Stock as a gift or to any relative or family member of a MegaSys Shareholder for estate planning purposes shall be exempt from the provisions of this Section. In such case, the transferee or other recipient shall receive and hold the Iveda Common Stock so transferred subject to the provisions of this Agreement and such recipient shall be deemed a MegaSys Shareholder for purposes of this Section 5.10, and there shall be no further transfer of such Iveda Common Stock except in accordance with the terms of this Agreement.
(f) Exception for Certain Transfers. Anything to the contrary contained in this Section notwithstanding, from the Effective Date through the first anniversary of the Effective Date, the transfer of Iveda Common Stock by the Chairman of the Board of Directors of MegaSys to not more than ten (10) employees of MegaSys shall be exempt from the provisions of this Section. In such case, the transferee or other recipient shall receive and hold the Iveda Common Stock so transferred subject to the provisions of this Agreement and such recipient shall be deemed a MegaSys Shareholder for purposes of this Section 5.10, and there shall be no further transfer of such Iveda Common Stock except in accordance with the terms of this Agreement. The costs for any transfer made pursuant to this Section 5.10(f) shall be paid by the transferee or other recipient of such Iveda Common Stock.

(g) Restrictive Legend; Stop Transfer. Any shares of Iveda Common Stock issued pursuant to this Agreement shall bear a restrictive legend noting the restrictions on transfer and Iveda’s right of first refusal set forth in this Section 5.10 and Iveda shall issue a stop transfer order to the transfer agent for the Iveda Common Stock restricting the transferability of such shares.
(h) Assignment of Right of First Refusal. Iveda’s rights to purchase Iveda Common Stock pursuant to the Right of First Refusal shall be assignable by Iveda at any time.
(i) Termination of Right of First Refusal. The Right of First Refusal shall terminate three years after the Effective Date.
Section 5.11 Options. At Closing, Iveda shall grant to key employees of MegaSys options to purchase an aggregate of 333,333 shares of Iveda Common Stock (the “Iveda Options”) under and pursuant to the terms of Iveda’s existing stock option plan. The Iveda Options (i) shall have an exercise price of $1.40 per share, (ii) shall vest annually from the grant date over three years in 1/3 installments, and (iii) shall expire ten years after the grant date. Prior to Closing or as soon as practicable thereafter, the Chief Executive Officer of Iveda and the Chief Executive Officer of MegaSys shall agree on a final allocation schedule of the options to be issued to each key employee of MegaSys.
Section 5.12. Escrow. MegaSys Shareholders undertake that MegaSys will achieve the following financial milestones:
(a) MegaSys will achieve at least US$300,000 post-tax net income for the year ended December 31, 2011;
(b) If MegaSys will achieve at least US$300,000 post-tax net income for the year ended December 31, 2012; and
(c) If MegaSys will achieve at least a US$1.3 million increase in net revenues related to the SafeCity project during the period from 7/1/2010 to 12/31/2012.
2,400,000 shares of the Iveda Common Stock issued to the MegaSys Shareholders at the Closing (the “Escrowed Iveda Common Stock”) will be held in escrow by Iveda to secure the satisfaction of MegaSys Shareholdres’ undertaking in this Section 5.12 and shall be subject to adjustment as specified in Exhibit B hereto. The number of shares of Escrowed Iveda Common Stock initially attributable to each MegaSys Shareholder is set forth on Exhibit B. The number of shares of Escrowed Iveda Common Stock to be returned to each of the MegaSys Shareholders shall be calculated in accordance with the provisions of Exhibit B hereto. If MegaSys fails to achieve any of the foregoing financial milestones, the Escrowed Iveda Common Stock to be returned will be reduced as specified in Exhibit B hereto, and the number of shares of Escrowed Iveda Common Stock which are not returned will be deemed as damages for breach of this undertaking by the MegaSys Shareholders. In no event shall Iveda issue to the MegaSys Shareholders an aggregate of less than 400,000 shares of Escrowed Iveda Common Stock on or prior to the Last Release Date.

ARTICLE VI.
CONDITIONS TO THE EXCHANGE
Section 6.1 Conditions to Each Party’s Obligation to Effect the Exchange. The respective obligations of each party to this Agreement to effect the Exchange shall be subject to the satisfaction prior to the Closing Date of the following conditions:
(a) Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity shall have been filed, occurred or been obtained, including any ROC Approval for the Transaction. “ROC Approvals for the Transaction” means any and all authorizations, approvals, consents, notifications, orders, permits or licenses issued by any applicable Governmental Entity in the ROC required for the consummation of the Transaction, including but not limited to the approvals of the Investment Commission of the Ministry of Economic Affairs.
(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Exchange or limiting or restricting the conduct or operation of the business of MegaSys by Iveda after the Exchange shall have been issued, nor shall any proceeding brought by a domestic administrative agency or commission or other domestic Governmental Entity or other third party, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Exchange which makes the consummation of the Exchange illegal.
Section 6.2 Additional Conditions to Obligations of Iveda. The obligations of Iveda to effect the Exchange are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Iveda:
(a) Representations and Warranties. The representations and warranties of MegaSys and the MegaSys Shareholders set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for changes contemplated in this Agreement; and Iveda shall have received a certificate signed on behalf of MegaSys by the Chairman of the Board of Directors of MegaSys and by the MegaSys Shareholders to such effect.

(b) Agreements and Covenants. MegaSys and the MegaSys Shareholders shall have performed in all material respects all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date; and Iveda shall have received a certificate signed on behalf of MegaSys by the chief executive officer of MegaSys and by the MegaSys Shareholders to such effect.
(c) Chairman’s Certificate. MegaSys shall have delivered to Iveda (i) resolutions of the board of directors of MegaSys, certified by its Chairman of the Board of Directors, authorizing its execution and delivery of this Agreement and the performance of its obligations hereunder, and (ii) resolutions adopted by written consent of the holders of MegaSys Capital Stock certified by its Chairman of the Board of Directors, authorizing the execution and delivery of this Agreement and the performance of MegaSys’ obligations hereunder.
(d) Certificate and Bylaws. MegaSys shall have delivered a copy of the articles of incorporation of MegaSys, certified by its Chairman of the Board of Directors.
(e) Securities Laws. Iveda shall have received all securities permits and other authorizations necessary to issue shares of Iveda Common Stock pursuant to the Exchange.
(f) Due Diligence. Iveda shall have completed a due diligence examination of MegaSys, the results of which shall be satisfactory to Iveda in its sole discretion.
(g) Key Employees; Employee Agreements. Each of the MegaSys employees identified on Section 6.2(g) hereto (collectively, the “Key Employees”) shall have executed and delivered employment, non-competition and non-solicitation agreements in a form satisfactory to Iveda.
(h) Approvals. All authorizations, consents (including the Material Consents), or approvals of, or notifications to any third party, including any regulatory authority, or as may be required by MegaSys’ contracts, agreements or other obligations in connection with the consummation of the Exchange shall have occurred or been obtained.
(i) Financial Statements. MegaSys shall have provided all of the information required by Section 4.6. In addition, Iveda shall have determined, in its sole discretion, that it will be able to meet the financial reporting obligations required by securities regulations with respect to the Exchange.
(j) Board and Officer Resignations. MegaSys shall have delivered to Iveda written letters of resignation from each of the current members of the board of directors, supervisors and the officers of MegaSys, in each case effective at the Effective Time.
(k) Securities Exemption. By execution of this Agreement, each shareholder of MegaSys shall have be deemed to have made the representations, warranties and agreements set forth in Exhibit C and, based upon such information, Iveda shall have reasonably concluded that the issuance of shares of Iveda Common Stock shall be exempt from registration under the Securities Act pursuant to Regulation S promulgated thereunder.

(l) No Material Change. There shall not have been any material adverse change in the financial condition, results of operations, assets, liabilities, business or prospects of MegaSys since September 30, 2010.
(m) Employment Releases. Each of the employees of MegaSys listed in Section 6.2(m) of the MegaSys Disclosure Schedule shall have entered into severance and release agreements, in a form satisfactory to Iveda, and such agreements shall have been delivered to Iveda. Each of those agreements shall provide that such employee will be terminated prior to the Effective Time.
Section 6.3 Additional Conditions to Obligations of MegaSys and the MegaSys Shareholders. The obligation of MegaSys and the MegaSys Shareholders to effect the Exchange is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, by MegaSys and the MegaSys Shareholders:
(a) Representations and Warranties. The representations and warranties of Iveda set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and MegaSys and the MegaSys Shareholders shall have received a certificate signed on behalf of Iveda by the chief executive officer or chief financial officer of Iveda to such effect.
(b) Agreements and Covenants. Iveda shall have performed in all material respects all agreements and covenants required to be performed by them under this Agreement at or prior to the Closing Date; and MegaSys and the MegaSys Shareholders shall have received a certificate signed on behalf of Iveda by the chief executive officer or chief financial officer of Iveda to such effect.
(c) Secretary’s Certificate. Iveda shall have delivered to MegaSys and the MegaSys Shareholders resolutions of the board of directors of Iveda, certified by the Secretary of Iveda, authorizing the execution and delivery of this Agreement and the performance of its obligations hereunder.
(d) No Material Change. There shall not have been any material adverse change in the financial condition, results of operations, assets, liabilities, business or prospects of Iveda since September 30, 2010.
ARTICLE VII.
TERMINATION AND AMENDMENT
Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:
(a) by Iveda, if in its sole discretion it determines not to move forward with the transactions contemplated by this Agreement;
(b) by mutual written consent of Iveda and MegaSys;

(c) by Iveda or MegaSys, by giving written notice to the other party, if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Exchange, except, if such party relying on such order, decree or ruling or other action shall not have complied with its respective obligations under Section 4.4 or Section 5.3 of this Agreement, as the case may be;
(d) by Iveda or MegaSys, by giving written notice to the other party/parties, if the other party is in material breach of any representation, warranty, or covenant of such other party contained in this Agreement, which breach shall not have been cured, if subject to cure, within 10 business days following receipt by the breaching party of written notice of such breach by the other party;
(e) by Iveda, by giving written notice to MegaSys, if the Closing shall not have occurred on or before February 28, 2011 by reason of the failure of any condition precedent under Section 6.1 or Section 6.2 (unless the failure results primarily from a breach by Iveda of any representation, warranty, or covenant of Iveda contained in this Agreement or Iveda’s failure to fulfill a condition precedent to Closing or other default); and
(f) by MegaSys, by giving written notice to Iveda, if the Closing shall not have occurred on or before February 28, 2011 by reason of the failure of any condition precedent under Section 6.1 or Section 6.3 (unless the failure results primarily from a breach by MegaSys of any representation, warranty, or covenant of MegaSys contained in this Agreement or MegaSys’ failure to fulfill a condition precedent to Closing or other default).
Section 7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Iveda, MegaSys, or their respective officers, directors, stockholders (or shareholders, as the case may be) or Affiliates, except as set forth in Section 7.3 and further except to the extent that such termination results from the willful breach by any such party of any of its representations, warranties or covenants set forth in this Agreement. If Iveda terminates this Agreement pursuant to Section 7.1 (other than pursuant to subsection (d) thereof), then Iveda shall issue and deliver to MegaSys 300,000 shares of Iveda Common Stock as the sole compensation to MegaSys and the MegaSys Shareholders hereunder. MegaSys and MegaSys Shareholders shall not be entitled to any other compensation or damages arising from such termination. Any such Iveda Common Stock issued pursuant to this section shall be characterized as “restricted securities” for purposes of Rule 144 under the Securities Act, and each certificate representing such shares shall, until such time that the shares of not so restricted under the Securities Act, bear a restrictive legend to such effect.
Section 7.3 Fees and Expenses. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated herein shall be paid by the party incurring such expenses, whether or not the transactions contemplated by this Agreement (the “Transactions”) are consummated. MegaSys and the MegaSys Shareholders will not incur more than $50,000 in legal and other expenses in connection with the Transactions. MegaSys and the MegaSys Shareholders shall use their best efforts to consummate the Transaction within such budget and shall not enter into any agreement inconsistent with such budget. To the extent that MegaSys and the MegaSys Shareholders incur more than $50,000 in expenses in connection with the Transactions, Iveda shall be entitled to offset any such excess against the Iveda Common Shares issuable at Closing (including the Escrowed Iveda Common Shares).

ARTICLE VIII.
INDEMNIFICATION
Section 8.1 Survival of Representations and Warranties. All representations, warranties, covenants and agreements of MegaSys and the MegaSys Shareholders contained in this Agreement and any other document or certificate relating hereto (collectively, the “Acquisition Documents”) shall survive the Effective Time for a period of six (6) years (the “Survival Period”); provided, however, that any claims for fraud or substantial misrepresentation shall survive indefinitely. Neither the Survival Period nor the liability of the MegaSys Shareholders with respect to MegaSys’ and the MegaSys Shareholders’ representations and warranties shall be affected by any investigation made at any time (whether before or after the Effective Time) by or on behalf of Iveda or by any actual, implied or constructive knowledge or notice of any facts or circumstances that Iveda may have as a result of such investigation or otherwise. If any indemnification claims are made by Iveda during the Survival Period, then (notwithstanding the expiration of such time period) the representation, warranty, covenant or agreement applicable to such claim shall survive until the resolution of such claims. All representations, warranties, covenants and agreements of Iveda contained in this Agreement shall terminate as of the Effective Time.
Section 8.2 Indemnification by the MegaSys Shareholders.
(a) From and after the Effective Time, the MegaSys Shareholders will, jointly and severally, indemnify and hold Iveda harmless against any loss, expense, liability or other damage, including attorneys’ fees, to the extent of the amount of such loss, expense, liability or other damage (collectively “Damages”) that Iveda has incurred by reason of the (a) inaccuracy or breach or alleged breach of any representation or warranty (without giving effect to any qualification as to materiality or knowledge (or similar qualifications) contained therein) made by MegaSys or any MegaSys Shareholder in the Acquisition Documents, (b) the breach of any covenant or agreement made by MegaSys or any MegaSys Shareholder in the Acquisition Documents; or (c) Damages from breach of contract or other claims made by any party alleging to have a contractual right or other right to acquire MegaSys Capital Stock or Assets.
(b) As used herein, “Damages” are not limited to matters asserted by third parties, but included Damages incurred or sustained by Iveda in the absence of claims by third parties.
(c) By virtue of their adoption of this Agreement and their approval of the transactions contemplated hereby, the MegaSys Shareholders acknowledge and agree that, if the MegaSys suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the MegaSys as an indemnitee) Iveda shall also be deemed, by virtue of their ownership of the stock of MegaSys, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

(d) No MegaSys Shareholder shall have any right of contribution, right or indemnity or other right or remedy against the MegaSys in connection with any indemnification obligation or any other liability to which such shareholder may become subject under or in connection with this Agreement.
Section 8.3 Indemnification Procedures. Upon receipt by the Shareholders’ Representative (as defined in Section 8.7) on or before the last day of the Survival Period of a certificate signed by any appropriately authorized officer of Iveda (an “Officer’s Certificate”):
(a) Stating the aggregate amount of Iveda’s Damages or an estimate thereof, in each case to the extent known or determinable at such time; and
(b) Specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid or properly accrued or arose, and the nature of the misrepresentation, breach or claim to which such item is related, the MegaSys Shareholders shall, subject to the provisions of Section 8.5 hereof, make payment to Iveda, as applicable, of the amount of Damages set forth in the Officers’ Certificate.
Section 8.4 Remedies; Offset Against Escrowed Iveda Common Shares. The delivery of the Officer’s Certificate described in Section 8.3 may be made at any time, or from time to time, on or before the last day of the Survival Period, and irrespective of whether the claim described therein has been fully adjudicated. Nothing in this ARTICLE VIII shall be construed as, or deemed to be, a limitation with respect to the amount of Damages for which Iveda is entitled to indemnification under this ARTICLE VIII, and Iveda may elect to require the MegaSys Shareholders to satisfy any such indemnification claims pursuant to any available method including, without limitation, (a) reduction in the amount of Escrowed Iveda Common Stock on a dollar for dollar basis in relation to the amount of Iveda’s Damages stated in the Officer’s Certificate, and/or (b) reimbursement of Iveda, as applicable, through cash payment or otherwise, of the amount of Iveda’s Damages stated in the Officer’s Certificate. With respect to any indemnification claims satisfied from the Escrowed Iveda Common Stock pursuant to clause (a) above, the Escrowed Iveda Common Stock shall be valued at the then current Fair Market Value, provided however, that in no event shall the value of such Iveda Common Stock used for indemnification pursuant this Article VIII be greater than $1.00. “Fair Market Value” means the trailing 30-day average closing sale price of the Iveda Common Stock on the Nasdaq National Market or, if the Iveda Common Stock is not quoted on the Nasdaq National Market, on such other stock exchange or automated quotation system on which the Iveda Common Stock is listed or quoted, as the case may be, as may be selected by the Board of Directors of Iveda, acting reasonably, for such purpose; provided, however, that if the Iveda Common Stock is not quoted on any stock exchange or automated quotation system, then the Fair Market Value of Iveda Common Stock shall be determined by the Board of Directors of Iveda, acting reasonably, in good faith and in its sole discretion, and provided further that any such selection, opinion, or determination by the Board of Directors of Iveda shall be conclusive and binding.

Section 8.5 Objections to Claims. For a period of 30 days after the delivery of the Officer’s Certificate to the Shareholders’ Representative in accordance with Section 8.4, the Shareholders’ Representative shall have the right, by written notice received by Iveda within the 30 day period described herein, to object to any claim made in the Officer’s Certificate. In the event of a timely and valid objection by the Shareholders’ Representative, the MegaSys’ Shareholders shall not be required to make payment of the amount set forth in the Officer’s Certificate, pending resolution of the dispute under Section 8.6.
Section 8.6 Resolution of Conflicts.
(a) In case the Shareholders’ Representative shall so object in writing to any claim or claims by Iveda made in any Officer’s Certificate, Iveda shall have 30 days to respond in a written statement to the objection of the Shareholders’ Representative. If after such 30 day period there remains a dispute as to any claims, the Shareholders’ Representative and Iveda shall attempt in good faith for 30 days to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholders’ Representative and Iveda should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and payment of the applicable amount shall be made.
(b) If no such agreement can be reached after good faith negotiation, either Iveda or the Shareholders’ Representative may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator. The decision of the arbitrator as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the parties to this Agreement.
(c) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Los Angeles, California under the commercial rules then in effect of the American Arbitration Association. Any such arbitration shall be conducted in the English language. The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including, without limitation, the reasonable attorneys’ fees and costs, incurred by the prevailing party to the arbitration.
Section 8.7 Shareholders’ Representative.
(a) Mr. I. H. Shiau shall be constituted and appointed as agent (the “Shareholders’ Representative”) for and on behalf of the MegaSys Shareholders to give and receive notices and communications, to authorize delivery to Iveda of payments from the MegaSys Shareholders in satisfaction of claims by Iveda to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholders’ Representative for the accomplishment of the foregoing. All actions of the Shareholders’ Representative shall be taken jointly, not individually. Such agency may be changed by the action of the MegaSys Shareholders holding a majority of the shares of MegaSys as of immediately prior to the Effective Time from time to time upon not less than 10 days’ prior written notice to Iveda. No bond shall be required of the Shareholders’ Representative, and the Shareholders’ Representative shall receive no compensation for services. Notices or communications to or from the Shareholders’ Representative shall constitute notice to or from each of the MegaSys Shareholders.

(b) The Shareholders’ Representative shall not be liable for any act done or omitted hereunder as Shareholders’ Representative while acting in good faith, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The MegaSys Shareholders shall severally and pro rata, in accordance with their Pro Rata Portion, indemnify the Shareholders’ Representative and hold the Shareholders’ Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholders’ Representative and arising out of or in connection with the acceptance or administration of its duties under this Agreement.
(c) The Shareholders’ Representative shall have reasonable access to information about MegaSys and Iveda and the reasonable assistance of MegaSys’ and Iveda’s officers and employees for purposes of performing its duties and exercising its rights under this Article IX, provided that the Shareholders’ Representative shall treat confidentially and not disclose any nonpublic information from or about MegaSys or Iveda to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).
Section 8.8 Actions of the Shareholders’ Representative. A decision, act, consent or instruction of the Shareholders’ Representative shall constitute a decision of all of the MegaSys Shareholders and shall be final, binding and conclusive upon each such MegaSys Shareholder, and Iveda may rely upon any decision, act, consent or instruction of the Shareholders’ Representative as being the decision, act, consent or instruction of each and every such MegaSys Shareholder. Iveda is hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholders’ Representative.
Section 8.9 Claims. In the event Iveda becomes aware of a third-party claim which Iveda believes may result in a claim for indemnification under this Article VIII, Iveda shall notify the Shareholders’ Representative of such claim, and the Shareholders’ Representative and the MegaSys Shareholders shall be entitled, at their expense, to participate in any defense of such claim. Iveda shall have the right in its sole discretion to settle any such claim; provided, however, that Iveda may not effect the settlement of any such claim without the consent of the Shareholders’ Representative, which consent shall not be unreasonably withheld. In the event that the Shareholders’ Representative has consented to any such settlement, the Shareholders’ Representative shall have no power or authority to object to the amount of any claim by Iveda from the MegaSys Shareholders for indemnity with respect to such settlement in the amount agreed to.

ARTICLE IX.
MISCELLANEOUS
Section 9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or two business days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a) if to Iveda:
Iveda Corporation
1201 South Alma School Road, Suite 4450
Mesa, AZ 85210
Attention: David Ly
Fax No: (480) 248-3237
Telephone No: (480) 307-8700
with a copy at the same address to the attention of the Chief Financial Officer and Secretary.
(b) if to MegaSys, to:
Sole-vision Technologies, Inc.
2F-15, No. 14, Lane 609, Sec. 5
Chongxin Rd.
Sanchongbcity, Taipei County 241
Taiwan (R.O.C.)
Attention: I. H. Shiau, President
Fax No: 886-2-2999-7699
Telephone No: 886-2-2999-7808
Section 9.2 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” Whenever the words “to the knowledge of MegaSys” or “known to MegaSys” or similar phrases are used in this Agreement, they mean to the actual knowledge, after due and diligent inquiry, of the directors, executive officers and supervisors of MegaSys. Whenever the words “to the knowledge of Iveda” or “known to Iveda” or similar phrases are used in this Agreement, they mean to the actual knowledge, after due and diligent inquiry, of the executive officers of Iveda. Any reference to money or $ is a reference to United States dollars unless the context requires otherwise.

Section 9.3 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
Section 9.4 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein), the Confidentiality Agreement, and the Transaction Documents (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) are not intended to confer upon any person other than the parties hereto (including without limitation any MegaSys employees) any rights or remedies hereunder.
Section 9.5 Governing Law; Forum. This Agreement shall be governed and construed in accordance with the laws of the State of California without regard to any applicable conflicts of law.
Section 9.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
Section 9.7 Amendment. This Agreement may be amended by the parties hereto, at any time before or after approval of matters presented in connection with the Exchange by the MegaSys Shareholders, but after any such shareholder approval, no amendment shall be made which by law requires the further approval of shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
Section 9.8 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or the other acts of the other parties hereto, (b) waive any inaccuracies in the representations or warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.
Section 9.9 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.
(signature page follows)

IN WITNESS WHEREOF, Iveda, MegaSys and the MegaSys Shareholders have caused this Share Exchange Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

IVEDA SOLUTIONS, INC.

By:	/s/ David Ly Title: President & CEO

SOLE-VISION TECHNOLOGIES, INC.

By:	/s/ Shiau Ing-Hang Title: President
[SIGNATURE PAGE TO SHARE EXCHANGE AGREEMENT]

SHIAU ING-HANG

/s/ Shiau Ing-Hang

CHANG SHIN-KUNG

/s/ Chang Shin Kung

CHANG JUNG-TA

/s/ Chang Jung Ta

WANG LING-CHU

/s/ Wang Ling Chu

LAI SHU-CHUAN

/s/ Lai Shu Chuan

LEE HSING-CHUAN

/s/ Lee Hsing Chuan
[SIGNATURE PAGE TO SHARE EXCHANGE AGREEMENT]

EXHIBIT A
MEGASYS SHAREHOLDERS

Iveda Common Stock Issuable
Name of Shareholder	Immediately at Closing
Shiau Ing-Hang	1,840,380
Chang Shin-Kung	555,000
Chang Jung-Ta	592,000
Wang Ling-Chu	256,410
Lai Shu-Chuan	249,750
Lee Hsing-Chuan	206,460

A-1

EXHIBIT B
SCHEDULE AND FINANCIAL MILESTONES FOR ESCROWED
IVEDA COMMON STOCK
Escrowed Iveda Common Stock

Name of Shareholder	Escrowed Iveda Common Stock
Shiau Ing-Hang	1,193,760
Chang Shin-Kung	360,000
Chang Jung-Ta	384,000
Wang Ling-Chu	166,320
Lai Shu-Chuan	162,000
Lee Hsing-Chuan	133,920
Escrow Release Schedule:
Subject to the satisfaction of the financial milestones and adjustments described below, the Escrowed Iveda Common Stock shall be returned to the MegaSys Shareholders in the amounts and on the release dates (the “Release Dates”) specified on the following schedule:
•	US$720,000 of Escrowed Iveda Common Stock on 12/31/2011
•	US$720,000 of Escrowed Iveda Common Stock on 6/30/2012
•	US$960,000 of Escrowed Iveda Common Stock on 12/31/2012
Financial Milestones:
The number of shares of Escrowed Iveda Common Stock to be released on each Release Date shall be adjusted as follows:
•
If MegaSys does not achieve at least US$300,000 post-tax net income for the year ended December 31, 2010 (after adjustment for transaction expenses paid by MegaSys in connection with this Agreement (“Transaction Expenses”) not to exceed US$300,000), then the amount of Escrowed Iveda Common Stock payable to the MegaSys Shareholders on 12/31/2011 shall be decreased by 1% for each US$3,000 below the post-tax net income target and Iveda shall be entitled to retain and cancel the Escrowed Iveda Common Stock not earned on such date. For example, if MegaSys achieves US$294,000 in post-tax net income, then the MegaSys Shareholders shall be entitled to US$705,600 of the Escrowed Iveda Common Stock and Iveda shall retain and cancel the remaining US$14,400 of the Escrowed Iveda Common Stock.

B-1

•
If MegaSys does not achieve at least US$300,000 post-tax net income for the year ended December 31, 2011, then the amount of Escrowed Iveda Common Stock payable to the MegaSys Shareholders on 6/30/2012 shall be decreased by 1% for each US$3,000 below the post-tax net income target and Iveda shall be entitled to retain and cancel the Escrowed Iveda Common Stock not earned on such date.

•
If MegaSys does not achieve at least US$300,000 post-tax net income for the year ended December 31, 2012, then the amount of Escrowed Iveda Common Stock payable to the MegaSys Shareholders on December 31, 2012 shall be decreased by 1% for each US$2,000 below the post-tax net income target and Iveda shall be entitled to retain and cancel the Escrowed Iveda Common Stock not earned on such date.

•
If MegaSys does not collect at least a US$1.3 million in net revenues related to the SafeCity project during the period from 7/1/2010 to 12/31/2012, then the amount of Escrowed Iveda Common Stock payable to the MegaSys Shareholders on December 31, 2012 shall be decreased by 1% for each US$50,000 below the net revenue increase target and Iveda shall be entitled to retain and cancel the Escrowed Iveda Common Stock not earned on such date. This reduction in the number of Escrowed Iveda Common Stock shall be in addition to any reductions provided for above.

General Provisions:
•
The per share value of the Escrowed Iveda Common Stock to be released on each Release Date shall be valued at the greater of (i) the Fair Market Value and (ii) US$1.00. Accordingly, in no event shall Iveda be required to issue to the MegaSys Shareholders more than the 2,400,000 shares of Escrowed Iveda Common Stock held in escrow by Iveda

•
At each Release Date, any shares of Escrowed Iveda Common Stock which Iveda is entitled to retain due to the failure of MegaSys to achieve the financial milestones described above may be immediately released from escrow by Iveda for its own account.

•
The U.S. dollar amounts in the post-tax net income targets and the net cash increase target in the financial milestones section above shall be calculated based on the New Taiwan dollar/U.S. dollar exchange rate prevailing on date of the income statement or balance sheet applicable to such financial milestone.

•	References to post-tax net income and net cash herein shall be calculated in accordance with ROC GAAP.

B-2

EXHIBIT C

INVESTOR REPRESENTATIONS
By execution of the Share Exchange Agreement to which this Exhibit C is attached (the “Share Exchange Agreement”), each MegaSys Shareholder represents, warrants and agrees with Iveda as set forth below. Capitalized terms used but not defined in this Exhibit C have the meaning set forth in the Share Exchange Agreement.
1. The MegaSys Shareholder is not a U.S. person (as such term is defined in Regulation S under the Securities Act) and is acquiring Iveda Common Stock in an offshore transaction pursuant to Regulation S.
2. The MegaSys Shareholder understands that the shares of Iveda Common Stock are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act and that if he or she decides to offer, sell, pledge or otherwise transfer any of the Iveda Common Stock, such Iveda Common Stock may be offered, sold, pledged or otherwise transferred only: (i) to Iveda; (ii) outside the United States in accordance with Rule 904 of Regulation S; (iii) in accordance with exemption from registration provided in Rule 144 under the Securities Act, to the extent that it is then available; or (iv) pursuant to an effective registration statement under the Securities Act, and in each case in accordance with any applicable securities laws of any state of the United States, and in the case of (iii) above, upon the provision of a legal opinion of counsel of recognized standing, satisfactory to Iveda, to the effect that the sale of such Iveda Common Stock is not required to be registered under the Securities Act.
3. The MegaSys Shareholder understands that the certificates representing the Iveda Common Stock, along with all certificates issued in exchange for or in substitution of such certificates, must bear, until no longer required under applicable requirements of the Securities Act, a legend substantially to the following effect:
‘‘THE IVEDA COMMON STOCK REPRESENTED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE ‘‘SECURITIES ACT’’), OR U.S. STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THE SHARES REPRESENTED HEREBY, AGREES FOR THE BENEFIT OF THE ISSUER THAT SUCH SHARES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY: (A) TO THE ISSUER, (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT (‘‘REGULATION S’’), (C) IN ACCORDANCE WITH RULE 144 UNDER THE SECURITIES ACT, IF AVAILABLE, OR (D) UNDER AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, AND IN EACH CASE IN ACCORDANCE WITH APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES; PROVIDED THAT IN THE CASE OF TRANSFERS PURSUANT TO (C) ABOVE, A LEGAL OPINION SATISFACTORY TO THE ISSUER MUST FIRST BE PROVIDED.

C-1